UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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CBOE Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:
We cordially invite you to attend the 2012 Annual Meeting of Stockholders of CBOE Holdings, Inc. to be held on Thursday, June 14, 2012, at 9:30 a.m., local time, in the fourth floor lounge of the Chicago Board Options Exchange, Incorporated (CBOE), at 400 South LaSalle Street, Chicago, Illinois, 60605.
At the Annual Meeting, you will be asked to do the following:

•	elect 15 directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

•	endorse, in a non-binding resolution, the executive compensation paid to our executive officers; and

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2012 fiscal year.
Enclosed with this letter are a formal notice of the Annual Meeting, a proxy statement and a form of proxy.
Please carefully review the form of proxy that you receive to confirm that it reflects all of your shares of our unrestricted common stock. If you hold stock in different accounts, you may need to complete multiple proxy cards to vote all of your shares.
Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please submit your proxy by Internet or telephone or complete, sign, date and return the enclosed proxy using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.
We hope that you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

William J. Brodsky
Chairman and Chief Executive Officer
April 27, 2012

CBOE HOLDINGS, INC.
400 South LaSalle Street
Chicago, Illinois 60605
_____________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
_____________

The Annual Meeting of Stockholders of CBOE Holdings, Inc. will be held on Thursday, June 14, 2012, at 9:30 a.m., local time, in the fourth floor lounge of the Chicago Board Options Exchange (CBOE), at 400 South LaSalle Street, Chicago, Illinois, 60605, for the following purposes:

1.
To consider and act upon a proposal to elect 15 members of the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

2.	To consider and act upon an advisory resolution to approve executive compensation;

3.	To consider and act upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our 2012 fiscal year; and

4.	The transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.
You are entitled to vote at our Annual Meeting and any adjournments or postponements of the meeting if you were a stockholder of record at the close of business on April 16, 2012. We also cordially invite you to attend the meeting.
Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You can vote your shares by completing and returning your proxy card or by voting through the Internet or by telephone by following the instructions on your proxy card. For additional details, please see the information under the heading “How do I vote?”

By Order of the Board of Directors,

Joanne Moffic-Silver
Secretary
April 27, 2012
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 14, 2012:
The proxy statement is available on our Investor Relations section of our web site at http://ir.CBOE.com/annualproxy.cfm.

CBOE HOLDINGS, INC.
400 South LaSalle Street
Chicago, Illinois 60605
_____________________
PROXY STATEMENT
_______________________________

ANNUAL MEETING OF STOCKHOLDERS
June 14, 2012
______________________

INTRODUCTION
We are furnishing this Proxy Statement to you in connection with a solicitation of proxies by the Board of Directors of CBOE Holdings, Inc., a Delaware corporation, for use at the CBOE Holdings, Inc. 2012 Annual Meeting of Stockholders (the "Annual Meeting") on Thursday, June 14, 2012 at 9:30 a.m., local time, and at any adjournments or postponements of our Annual Meeting. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to stockholders is April 27, 2012.
On June 18, 2010, after receiving required approvals, Chicago Board Options Exchange, Incorporated converted from a non-stock corporation owned by its members into a corporation that is a wholly-owned subsidiary of CBOE Holdings, Inc. Except as otherwise indicated, the terms “the Company,” “we,” “us” and “our” refer to CBOE Holdings, Inc. When we use the term “CBOE,” we are referring to Chicago Board Options Exchange, Incorporated and when we use the term “CBOE Holdings,” we are referring to CBOE Holdings, Inc.

VOTING INSTRUCTIONS AND INFORMATION
Why did I receive these proxy materials?
This Proxy Statement was mailed to holders of our common stock on or about April 27, 2012. Our Board is asking for your proxy. By giving us your proxy, you authorize the proxyholders (William J. Brodsky and Joanne Moffic-Silver) to vote your shares at the Annual Meeting according to the instructions that you provide. If the Annual Meeting is adjourned or postponed, your proxy will be used to vote your shares when the meeting reconvenes.
Our 2011 Annual Report to Stockholders, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2011 (excluding exhibits), as filed with the Securities and Exchange Commission, is being mailed to stockholders with this Proxy Statement.
Who can vote at our Annual Meeting?
You are entitled to vote your shares of our common stock if you were a stockholder at the close of business on April 16, 2012, the record date for our Annual Meeting. On that date, there were 87,449,029 shares of our unrestricted common stock outstanding and 1,443,086 shares of unvested restricted stock, which have been granted to our employees and directors and have voting rights at the Annual Meeting. Therefore, there are 88,892,820 shares of voting common stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting. Our outstanding common stock is held by approximately 311 stockholders of record as of April 16, 2012.
Who is and is not a stockholder of record?
If you hold shares of common stock registered in your name at our transfer agent, BNY Mellon Shareowner Services,

you are a stockholder of record.
If you hold shares of common stock indirectly through a broker, bank or similar institution, or are an employee who holds shares of restricted stock at Fidelity, you are not a stockholder of record, but instead hold in “street name.”
What do I need to do to attend our Annual Meeting?
Attendance at our Annual Meeting is generally limited to our stockholders and their authorized representatives. All stockholders must bring an acceptable form of identification, such as a driver's license, in order to attend our Annual Meeting in person. In addition, if you hold shares of common stock in “street name” and would like to attend our Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on April 16, 2012, the record date for our Annual Meeting.
Any representative of a stockholder who wishes to attend the Annual Meeting must present acceptable documentation evidencing his or her authority, acceptable evidence of ownership by the stockholder of common stock as described above and an acceptable form of identification. We reserve the right to limit the number of representatives for any stockholder who may attend the meeting. Please contact Investor Relations at investorrelations@cboe.com or (312) 786-5600 in advance of our Annual Meeting if you have questions about attending our Annual Meeting, including regarding the required documentation.
If you plan to attend the Annual Meeting, please provide adequate time to pass through the security process necessary to gain access to the meeting room.
Will the Annual Meeting be webcast?
Yes. A live webcast of the Annual Meeting will be provided from our Investor Relations section of our web site at www.ir.CBOE.com. On the Investor Relations page, click on Events and Presentations and then click on listen to webcast for our Annual Meeting. If you miss the meeting, you can view a replay of the webcast on that site. Please note that you will not be able to vote your shares or ask questions via the webcast. If you plan to view the webcast, please submit your vote in advance.
How do I vote?
You may cast your vote in one of four ways:

•	By Internet. The web address for Internet voting is on the enclosed proxy card. Internet voting is available 24 hours a day.

•	By Telephone. The number for telephone voting is on the enclosed proxy card. Telephone voting is available 24 hours a day.

•	By Mail. Mark the enclosed proxy card, sign and date it, and return it in the pre-paid envelope we have provided.

•	At Our Annual Meeting. You may vote in person at our Annual Meeting (see What do I need to do to attend our Annual Meeting?).
If you choose to vote by Internet or telephone, then you do not need to return the proxy card. To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card. If you vote by Internet or telephone and subsequently obtain a legal proxy from your account representative, then your prior vote will be revoked regardless of whether you vote that legal proxy.
The Internet and telephone voting procedures are designed to authenticate stockholders' identities, allow stockholders to give their voting instructions and confirm that stockholders' instructions have been recorded properly. Stockholders voting by Internet or telephone should understand that, while we do not charge any fees for voting by Internet or telephone, there may nevertheless be costs that must be borne by you, such as usage charges from Internet access providers and telephone companies.

May I change my vote?
If you are a stockholder of record, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by:

•	submitting a new proxy by telephone or through the Internet, after the date of the earlier voted proxy;

•	returning a signed proxy card dated later than your last proxy;

•	submitting a written revocation to the Corporate Secretary of CBOE Holdings, Inc. at 400 South LaSalle Street, Chicago, Illinois 60605; or

•	appearing in person and voting at the Annual Meeting.
If you are a stockholder of record and need a new proxy card, to change your vote or otherwise, please contact the Corporate Secretary at the address above.
If your bank, broker or other nominee holds your shares in “street name,” you may revoke your proxy or change your vote only by following the separate instructions provided by your bank, broker or nominee.
To vote in person at the Annual Meeting, you must attend the meeting and cast your vote in accordance with the voting provisions established for the Annual Meeting. Attendance at the Annual Meeting without voting in accordance with the voting procedures does not, by itself, revoke a proxy. If your bank, broker or other nominee holds your shares and you want to attend and vote your shares at the Annual Meeting, you must bring a legal proxy signed by your bank, broker or nominee to the Annual Meeting.
If I submit a proxy by Internet, telephone or mail, how will my shares be voted?
If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares of common stock will be voted in accordance with your instructions.
If you sign, date and return your proxy card but do not give voting instructions, your shares of common stock will be voted as follows:

•	FOR the election of our director nominees,

•	FOR the advisory vote to approve executive compensation,

•	FOR the ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for our 2012 fiscal year, and

•	otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before our Annual Meeting.
If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?
Under the rules of various securities exchanges, brokers that have not received voting instructions from their customers 10 days prior to the meeting date may vote their customers' shares in the brokers' discretion on the proposal regarding the ratification of the appointment of independent registered public accounting firm, because the rules of the exchanges currently deem this a “discretionary” matter. Absent instruction, brokers would not be able to vote on any of the other matters included in this Proxy Statement.
What vote is required for adoption or approval of each matter?
Election of Directors. You may vote FOR or WITHHOLD for each of the director nominees. A plurality of the votes must be cast FOR the election of a director nominee in order for the director nominee to be elected. Thus, those nominees receiving the greatest number of votes cast will be elected.
Advisory Vote on Executive Compensation Matters. You may vote FOR or AGAINST the advisory proposal to approve executive compensation or you may ABSTAIN. A majority of the shares of common stock cast must be voted FOR approval of the advisory proposal in order for it to pass. Votes cast FOR or AGAINST with respect to the proposal will be counted as shares cast on the proposal.
Ratification of the Appointment of Independent Registered Public Accounting Firm. You may vote FOR or AGAINST the ratification of the appointment of our independent registered public accounting firm, or you may ABSTAIN. A majority of the shares of common stock cast must be voted FOR ratification in order for it to pass. Votes cast FOR or AGAINST with respect to this matter will be counted as shares cast on the matter.
Abstentions and Broker Non-Votes. Abstentions and broker non-votes will not be considered cast either for or against any of the matters being presented in this proxy statement and will have no effect on the voting totals. If you do not provide your broker with voting instructions on non-discretionary matters, the broker cannot vote your shares on these matters. A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to discretionary matters, but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. In the case of a discretionary matter, i.e., the ratification of the independent registered public accounting firm, your broker is permitted to vote your shares of common stock even when you have not given voting instructions, as described under If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares? above.
How many votes are required to transact business at our Annual Meeting?
A quorum is required to transact business at our Annual Meeting. The holders of a majority of the outstanding shares of our common stock as of April 16, 2012, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at our Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.
How do I obtain more information about CBOE Holdings, Inc.?
A copy of our 2011 Annual Report to Stockholders is enclosed with this Proxy Statement. The 2011 Annual Report, our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters for our Audit, Compensation and Nominating and Governance Committees are available on our website at http://ir.CBOE.com.
These documents may also be obtained, free of charge, by writing to: CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois, 60605, Attn: Investor Relations; e-mail: investorrelations@cboe.com.
These documents, as well as other information about us, are also available on our website at http://ir.CBOE.com.
How do I sign up for electronic delivery of proxy materials?
This Proxy Statement and our 2011 Annual Report to Stockholders are available on our website at http://ir.CBOE.com. If you would like to help reduce our costs of printing and mailing future materials, you can consent to access these documents in the future over the Internet rather than receiving printed copies in the mail.
If you are a stockholder of record, you may sign up for this service at www.BNYmellon.com. If you hold your shares of common stock in “street name,” you can contact your account representative at the broker, bank or similar institution through which you hold your shares for information regarding electronic delivery of future materials. Your consent to electronic delivery will remain in effect until you revoke it.
Who pays the expenses of this proxy solicitation?
The Company will pay the expenses of the preparation of our proxy materials and the solicitation of proxies by the Company for our Annual Meeting. Certain of our directors, officers or employees may make solicitations in person, telephonically, electronically or by other means of communication. We have also engaged Morrow & Co., LLC to assist in the solicitation and distribution of proxies. Our directors, officers and employees will receive no additional compensation for any such solicitation, and we will pay Morrow & Co. a fee of $7,000, as well as reimbursements for certain expenses, for its services. We will request that banks, brokerage houses and other custodians, nominees and fiduciaries forward all of our solicitation materials to the beneficial owners of the shares that they hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to customers.

If you have any questions about the Annual Meeting or need additional copies of this Proxy Statement or additional proxy cards, please contact Morrow & Co., LLC at 470 West Avenue, 3rd Floor, Stamford, Connecticut 06902. Banks and brokerage firms may call (203) 658-9400 and stockholders may call (800) 245-1502.
Who will count the vote?
The Company has engaged BNY Mellon to serve as the inspector of elections for the Annual Meeting.
What does it mean if I get more than one proxy or voting instruction card?
If your shares are registered in more than one name or in more than one account, you will receive more than one card. This may occur if you hold unrestricted common stock in both street name and as the record holder with BNY Mellon. Please complete and return all of the proxy or voting instruction cards that you receive (or vote by telephone or through the Internet all of the shares on all of the proxy or voting instruction cards received) to ensure that all of your shares are voted.

PROPOSAL ONE
ELECTION OF DIRECTORS
Board Composition
Our Bylaws provide that our Board will consist of not less than 11 and not more than 23 directors. Our Board currently has 15 directors. Each director serves for a one-year term or until his or her successor is elected and qualified. There is no limit on the number of terms a director may serve on our Board.
General
At our Annual Meeting, our stockholders will be asked to elect the 15 director nominees set forth below, each for a one-year term expiring in 2013. All of the director nominees have been recommended for election by our Nominating and Governance Committee and approved and nominated for election by our Board. The director nominees include two new nominees, Mr. Frank English, Jr. and Ms. Jill Goodman. Messrs. Stuart Kipnes and William Power, who have served on our Board for 8 and 11 years, respectively, are leaving the Board.
The Board recommends that the stockholders vote for the election of each of the nominees indicated below. If you sign and return your proxy card in the enclosed envelope or execute a proxy by telephone or through the Internet, the persons named in the enclosed proxy card will vote to elect these 15 nominees unless you indicate otherwise. Your proxy for the Annual Meeting cannot be voted for more than 15 nominees.
All of the nominees have indicated their willingness to serve if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, then shares represented by properly executed proxies will be voted at the discretion of the persons named in those proxies for such other person as the Board may designate. We do not presently expect that any of the nominees will be unavailable.
The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock voted in the election of directors. Thus, those nominees receiving the greatest number of votes cast will be elected.
Set forth below is biographical information and qualifications to serve on our Board for each of the directors nominated to serve on our Board for a one-year term expiring in 2013. The terms indicated for service include the service on the board of CBOE until our demutalization.
Nominees
William J. Brodsky. Mr. Brodsky, 68, is our Chairman and Chief Executive Officer. He has served in that capacity and on our Board since 1997. Prior to joining us in 1997, Mr. Brodsky was president and chief executive officer of the Chicago Mercantile Exchange from 1985 to 1997. Mr. Brodsky is a director of Integrys Energy Group, Inc. and its predecessors. He also is past chairman and currently serves as a director of the World Federation of Exchanges and past chairman of the International

Options Markets Association. He is a member of the Federal Reserve Bank of New York's International Advisory Committee. Mr. Brodsky also serves on Northwestern University's Kellogg School of Management Advisory Council and as a trustee of Syracuse University. He is the chairman of the board of directors of Northwestern Memorial Hospital. Mr. Brodsky holds an A.B. degree and a J.D. degree from Syracuse University and is a member of the bar in Illinois and New York.

Experience/Competencies	Board Qualifications
Securities Futures Regulatory Management Public Relations Human Capital Strategy Development Risk Management Legal Government Relations
Mr. Brodsky leads our senior management team as our Chief Executive Officer. He brings significant knowledge of our company and the securities and futures industry. In addition to serving as our CEO for the past 14 years, he has extensive experience in a similar capacity with another participant in our industry. We believe that his experience in our industry makes him well suited to serve on our Board. His experience allows him to provide the Board a unique perspective on our business, competition, regulatory concerns, senior leadership and financial performance.

James R. Boris. Mr. Boris, 67, currently serves as our Lead Director and has served on our Board from 1992-1993, in 1997 and from 2003 to the present. Mr. Boris is the retired chairman and chief executive officer of EVEREN Securities, Inc. and its predecessor Kemper Securities, Inc. His past affiliations include membership on the boards of directors of Integrys Energy Group, Inc., Peoples Energy Corporation, Smurfit-Stone Container Corporation, Midwest Air Group, Inc., the Chicago Stock Exchange, the Securities Industry Association, The Catholic Charities of the Archdiocese of Chicago, Loyola University Health System, Inc., Big Shoulders Fund, the Civic Federation and Chicago's Economic Development Commission. He has served on the board of trustees of Gannon University and Loyola University of Chicago and on advisory boards at both Northwestern University's Kellogg Graduate School of Management and DePaul University's College of Commerce. He holds a B.A. and M.B.A. from Gannon University.

Experience/Competencies	Board Qualifications
Finance Securities Management Corporate Governance Risk Management Public Company M&A Strategy Development Leadership
As the retired chairman and CEO of a full-service securities brokerage firm, Mr. Boris has extensive knowledge of our industry. His experience as a CEO and service on other public company boards gives Mr. Boris experience with corporate governance and leadership skills that we believe make him well suited to serve on our Board and as our Lead Director.

Mark F. Duffy. Mr. Duffy, 61, is an attorney and a nominee of CBOE Trading Permit Holder Cornerstone Trading, L.L.C. and has served on our Board since 1995. In addition, he is the trustee for a trust that is the general managing partner of Fugue, General Partnership, which was a CBOE member lessor organization. Mr. Duffy has been a member or Trading Permit Holder of CBOE since 1985. Mr. Duffy served as Vice Chairman of CBOE from 2001 through 2003 and 2010 through May 2011. He earned a B.A. degree in Education and a Master of Arts degree from the University of Michigan. He also holds a J.D. and L.L.M., Master of Laws in Taxation, from The John Marshall Law School. Mr. Duffy was admitted to the Illinois Bar in 1981 and has also been admitted to practice in the U.S. District Court for the Northern District of Illinois.

Experience/Competencies	Board Qualifications
Securities Trading Strategy Development Legal
Mr. Duffy has a deep understanding of the issues that face our market participants from his experience as a member and Trading Permit Holder and from his service as Vice Chairman of the CBOE. His knowledge of the options industry and practical trading experience bring an important perspective on our operations. We believe that Mr. Duffy is well suited to serve on our Board based on his knowledge and experiences.

Frank E. English, Jr. Mr. English, 66, is a new nominee to our Board. He serves as Senior Advisor at W.W. Grainger, Inc., a position he has held since 2011. From 1976 through April 2011, Mr. English served in a number of positions at Morgan Stanley, including Vice Chairman, Investment Banking, where he advised numerous domestic and international clients on the use of their capital and relations with shareholders. He currently serves on the boards of directors of Arthur J. Gallagher & Co. and Tower International, Inc. Mr. English holds a B.B.A. from the University of Notre Dame.

Experience/Competencies	Board Qualifications
Finance Securities Corporate Governance Risk Management Public Company M&A Strategy Development
Mr. English brings his experience advising and serving on boards of directors. His knowledge regarding capital deployment, shareholder relations and strategic planning bring an important skill set to the Board. We believe that Mr. English is well suited to serve on our Board based on his experience.

Janet P. Froetscher. Ms. Froetscher, 52, is president and chief executive officer of the National Safety Council and has served on our Board since 2005. Previously, she served as president and chief executive officer of the United Way of Metropolitan Chicago and in a variety of roles at the Aspen Institute, most recently as chief operating officer. From 1992 to 2000, Ms. Froetscher was the executive director of the Finance Research and Advisory Committee of the Commercial Club of Chicago. She is a member of the board of the Chicago Chamber of Commerce, and a member of the Chicago Network and Commercial Club of Chicago. Ms. Froetscher holds a B.A. degree from the University of Virginia and a Masters of Management from Northwestern University's Kellogg Graduate School of Management. Ms. Froetscher is also a Henry Crown Fellow of the Aspen Institute.

Experience/Competencies	Board Qualifications
Leadership Management Operations Community Engagement
Ms. Froetscher brings her experience as a CEO of public service entities to our Board. She also has extensive engagement with the business community in Chicago. We believe that these experiences give her leadership, operational and community engagement skills that make her well suited to serve on our Board.

Jill R. Goodman. Ms. Goodman, 45, is a new nominee to serve on our Board. She has served as a Managing Director and Head, Special Committee and Fiduciary Practice - U.S. at Rothschild since 2010. From 1998-2010, Ms. Goodman was with Lazard in the Banking Group, most recently as Managing Director. Ms. Goodman advises companies and special committees with regard to mergers and acquisitions. Ms. Goodman graduated magna cum laude from Rice University with a B.A. She received her J.D., with honors, from the University of Chicago Law School.

Experience/Competencies	Board Qualifications
Finance Corporate Governance M&A Strategy Development Legal
Ms. Goodman brings extensive experience in the boardroom to our company. Her experiences, both as an investment banker and her corporate and securities legal background, bring a unique insight with which to consider our opportunities. We believe that these experiences give her knowledge and skills that make her well suited to serve on our Board.

Paul Kepes. Mr. Kepes, 44, is a co-founder and managing director of Chicago Trading Company (CTC) and has served on our Board since 2007. Founded in 1995, CTC is a leading proprietary derivatives trading firm active in various options and futures markets, including equity indexes, equities, interest rates and commodities. The firm trades both on-floor and electronically, utilizing sophisticated proprietary pricing and risk management systems. CTC serves in a specialist capacity on various exchanges in many of the most active index, ETF and interest rate products. CTC employs over 350 people and is based in Chicago with offices in New York and London. Mr. Kepes holds a B.S. degree in Aeronautical and Astronautical Engineering from the University of Illinois.

Experience/Competencies	Board Qualifications
Securities Trading Management Operations Leadership
We believe that Mr. Kepes' experience at CTC makes him well suited to serve on our Board. Mr. Kepes has extensive knowledge of the options and futures markets from CTC, as well as extensive management and leadership skills.

Duane R. Kullberg. Mr. Kullberg, 79, served as managing partner and chief executive officer of Arthur Andersen &

Co., S.C. from 1980 until 1989 and has served on our Board since 1990. He is currently a member of the board of directors of Artio Global Investors, Inc. and has served in the past on a number of private and public company boards. Mr. Kullberg is a member of the National Association of Corporate Directors. He is a member of the Commercial Club of Chicago and a Life Trustee of Northwestern University and the University of Minnesota Foundation. Mr. Kullberg holds a B.B.A. degree, with honors, from the University of Minnesota.

Experience/Competencies	Board Qualifications
Financial Risk Management Corporate Governance Leadership Management Public Company
Mr. Kullberg has extensive management and leadership experience from his tenure as CEO at Arthur Andersen. That experience also provides him with extensive knowledge of accounting, finance and governance. Finally, Mr. Kullberg's service on numerous public company boards provides him with a deep understanding of the operations of such boards. We believe that Mr. Kullberg's experiences make him well suited to serve on our Board.

Benjamin R. Londergan. Mr. Londergan, 36, has served on our Board since 2008. He is chief executive officer of Group One Trading, L.P. and has served on its board of directors since January 2005. Prior to his current role, he was derivatives trading managing director and was directly responsible for opening and managing the first European trading operation for Group One, G1 Derivatives Trading LTD. Mr. Londergan began his career at Group One in 1998. Mr. Londergan graduated summa cum laude from Indiana University and holds a B.A. degree in Mathematics with minors in French and Economics.

Experience/Competencies	Board Qualifications
Securities Trading Management Leadership
Mr. Londergan has extensive knowledge of the needs of our market participants based on his experience on our trading floor and trading electronically. As a CEO, he brings managerial and leadership skills to the Board. Finally, in his role in Group One's European expansion, he has unique insight into the growing international interest in derivatives trading. We believe that these skills make Mr. Londergan well suited to serve on our Board.

R. Eden Martin. Mr. Martin, 71, is of counsel at the law firm Sidley Austin LLP, having served as a partner from 1975 to 2004 and as chairman of the management committee from 1989 until 1999. He has served on our Board since 2000. Mr. Martin served as the president of The Commercial Club of Chicago and president of its Civic Committee from 1999 until the end of 2010. Mr. Martin is a member of the board of directors of Aon Corporation. He also is a life trustee of Northwestern University, the Chicago History Museum, the Chicago Symphony Orchestra and the Ravinia Festival. Mr. Martin holds a B.A. from the University of Illinois and an L.L.B. degree from Harvard University.

Experience/Competencies	Board Qualifications
Corporate Governance Legal Public Company Risk Management Leadership Community Engagement
From his experience practicing law, Mr. Martin brings an understanding of regulatory issues and legal risks to our business. His extensive service on other public company boards gives him a unique understanding of corporate governance and risk management. We believe that his experience makes him well suited to serve on our Board.

Roderick A. Palmore. Mr. Palmore, 60, is executive vice president, general counsel and chief compliance and risk management officer of General Mills, Inc. and has served on our Board since 2000. Prior to joining General Mills in February 2008, he served as executive vice president and general counsel of Sara Lee Corporation. Before joining Sara Lee, Mr. Palmore served in the U.S. Attorney's Office in Chicago and in private practice. Mr. Palmore has also served as a member of the boards of directors of Nuveen Investments, Inc. and the United Way of Metropolitan Chicago. Mr. Palmore holds a B.A. degree in Economics from Yale University and a J.D. degree from the University of Chicago Law School.

Experience/Competencies	Board Qualifications
Legal Corporate Governance Risk Management Regulation Public Company
Through his experience as general counsel of public companies, in private practice and as an Assistant U.S. Attorney, Mr. Palmore has extensive experience in corporate governance and the legal issues facing our company. In addition, his experience provides him with strong risk management skills. We believe that his experience makes him well suited to serve on our Board.

Susan M. Phillips. Dr. Phillips, 67, retired as the dean of The George Washington University School of Business in 2010, and retired as professor of finance in 2011, positions she had held since 1998. She continues as a professor of finance emeritus at the same university. Dr. Phillips has served on our Board since 2000. Previously she served as a commissioner of the Commodities Futures Trading Commission (CFTC) from 1981 to 1983 and served as chairman of the CFTC from 1983 to 1987 and as a member of the board of governors of the Federal Reserve System from 1991 to 1998. Dr. Phillips also served as a Brookings, then SEC, Economic Policy Fellow from 1976 to 1978. Dr. Phillips is a member of the boards of directors of State Farm Mutual Automobile Insurance Company, the Kroger Company and the National Futures Association. She has served on the boards of directors of State Street Research Mutual Funds and the Financial Accounting Foundation. Dr. Phillips holds a B.A. in Mathematics from Agnes Scott College, an M.S. in Finance and Insurance and a Ph.D. in Finance and Economics, both from Louisiana State University.

Experience/Competencies	Board Qualifications
Financial Futures Securities Regulation Corporate Governance Public Company Government Relations
Dr. Phillips has a strong understanding of our business and the regulation of the financial and derivatives industries from her experience with the CFTC and Federal Reserve System. She also has strong financial skills from her educational and occupational experiences. Dr. Phillips has also served on several public company boards. These skills, as well as her experience on other boards, make her well suited to serve on our Board.

Samuel K. Skinner. Mr. Skinner, 73, is of counsel to the law firm Greenberg Traurig, LLP where he concentrates on corporate, governmental and regulatory matters. He has served on our Board since 2004. From 2000 to 2003, Mr. Skinner served as Chairman, President and CEO of USF Corporation. Mr. Skinner previously served as president of Commonwealth Edison Company and its holding company, Unicom Corporation (Exelon Corporation). He also was formerly White House chief of staff to President George H.W. Bush and, prior to that, served as U.S. Secretary of Transportation from February 1989 to December 1991. Mr. Skinner previously was United States Attorney for the Northern District of Illinois from 1975 to 1977, having served in that office for eight years. Mr. Skinner also serves on the boards of directors of Express Scripts, Inc., Navigant Consulting, Inc., Echo Global Logistics, Inc. and MedAssets, Inc. He has previously served on the boards of Diamond Management and Technology Consultants, Dade Behring and APAC Customer Services, Inc. He holds a B.S. in Accounting from the University of Illinois and a J.D. from DePaul University Law School.

Experience/Competencies	Board Qualifications
Corporate Governance Legal Public Company Risk Management Regulation Leadership M&A Management Operations Government Relations
Mr. Skinner has experience as a CEO of a public company. That experience provides him with extensive management, legal and financial experience. His experience in the government provides him with knowledge of regulation and the legislative process. Finally, Mr. Skinner's practice of law and service on the boards of both public and private companies provides him with an understanding of the corporate governance and risk management issues that we face. We believe Mr. Skinner's experiences make him well suited to serve on our Board.

Carole E. Stone. Ms. Stone, 64, has served on our Board since 2006 and served as director of the New York State Division of the Budget from June 2000 to October 2004. She currently serves on the board of directors of the Nuveen Funds and served on the Nuveen Diversified Commodity Fund from February 2010 through March 2012. She has previously served as the chair of the New York Racing Association Oversight Board, as commissioner on the New York State Commission on Public Authority Reform, as chair of the Public Authorities Control Board and on the board of directors of several New York State public authorities. Ms. Stone holds a B.A. in Business Administration from Skidmore College.

Experience/Competencies	Board Qualifications
Corporate Governance Government Regulation Financial Government Relations
Ms. Stone has a strong understanding of government and regulation from her experience with numerous public entities, as well as accounting and budgeting skills. She also has experience with corporate governance and financial services from her service on the Nuveen boards. We believe that these skills make her well suited to serve on the Board.

Eugene S. Sunshine. Mr. Sunshine, 62, is the senior vice president for Business and Finance at Northwestern University, a position he has held since 1997, and has served on our Board since 2003. Prior to joining Northwestern, he was senior vice president for administration at The John Hopkins University. He currently is a member of the boards of directors of Nuveen Investments, the Civic Federation, and the Pathways Awareness Foundation. He is also a member of the Advisory Committee of the District 65 Educational Foundation and a member of the Commercial Club of Chicago. He currently serves as chairman of the board of Rubicon, an insurance affiliate of Northwestern University, and as a member of the board of Evanston Inventure. He holds a B.A. from Northwestern University and a Masters of Public Administration degree from the Maxwell School of Citizenship and Public Affairs at Syracuse University.

Experience/Competencies	Board Qualifications
Finance Corporate Governance Risk Management Community Engagement
Mr. Sunshine has extensive financial skills from his education and professional experiences. He also has knowledge of the corporate governance issues facing public company boards from his experience serving on them. He has extensive connections in the Chicago area business community. We believe that these skills make him well suited to serve on our Board.

The Board of Directors recommends that the stockholders vote FOR each of the director nominees.

Board Structure
Independence
At all times no less than two-thirds of our directors will be independent, as defined in our Bylaws and Corporate Governance Guidelines. The Nominating and Governance Committee has determined that all of our current directors are independent under the NASDAQ Stock Market's listing standards for independence, except Messrs. Brodsky and Duffy.
All of the directors on each of the Audit, Compensation and Nominating and Governance Committees are independent. Each of these committees reports to the Board as they deem appropriate, and as the Board may request.
Lead Director
The Board has an independent Lead Director, Mr. Boris, who is authorized to preside at meetings of the non-management directors and meetings of the independent directors of the Board. The Lead Director also consults with the Chairman on the agenda for Board meetings and serves as a liaison between the Chairman and the independent directors. The Lead Director is also an invited guest to all board committee meetings.
Chairman and CEO Roles
For many years, we have employed a leadership structure that includes having a combined Chairman and Chief Executive Officer. We believe that this leadership structure is effective and should continue. A combined chief executive and chairman role promotes a close relationship between management and the Board and assists in the development and implementation of corporate strategy. In addition, our board has implemented the following elements in order to ensure independent oversight for us and for our Board:

•	requiring the Board to consist of at least two-thirds independent directors who meet regularly without management,

•	establishing independent Audit, Compensation and Nominating and Governance Committees, and

•	appointing an independent Lead Director.
Board Oversight of Risk
Our Board is responsible for overseeing our risk management process. The Board is responsible for addressing both our general risk management strategy and significant risks facing us. It is also responsible for ensuring that management implements appropriate risk mitigation strategies. The Board stays apprised of particular risk management matters in accordance with its general oversight and approval of corporate matters.
The Board has delegated to the Audit Committee oversight of our risk management process. Among its duties, the Audit Committee is responsible for reviewing our guidelines, policies and practices regarding risk assessment and risk management, and reviewing the adequacy and effectiveness of internal controls and procedures. The Compensation Committee has been delegated oversight of risk management as it relates to our compensation policies and procedures. All committees report to the full Board when a matter rises to the level of a material or enterprise level risk.

Our management is responsible for daily risk management. In addition, heads of each of our divisions attend periodic enterprise risk management meetings at which an established matrix of identified risks is reviewed to evaluate the level of potential risks facing us and to identify any new risks. This group provides information and recommendations to the Audit Committee as necessary. We believe this division of risk management responsibilities is an effective approach for addressing the enterprise risks that we face.
Board and Committee Meeting Attendance
There were 5 meetings of the Board during 2011. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of which the director was a member during 2011.
Independent Directors Meetings
Each of the independent directors and the non-employee directors meet periodically in executive session without management. The Lead Director presides over these meetings.
Committees of the Board of Directors
Our Board of Directors has the following 5 standing Board committees:

•	the Audit Committee,

•	the Compensation Committee,

•	the Executive Committee,

•	the Finance Committee. and

•	the Nominating and Governance Committee.
Each of the members of the Audit, Compensation and Nominating and Governance Committees comply with our director independence requirements. Other than the members of the Executive Committee required to be on the committee pursuant to its charter, each of the members of the committees was recommended by the Nominating and Governance Committee for approval by the Board for service on such committee. Each of the committees has a charter, all of which are available on the Corporate Governance page of our Investor Relations section of our web site at: http://ir.CBOE.com.

Director	Audit	Compensation	Nominating and Governance
Number of meetings	8	10	8
William J. Brodsky
James R. Boris(1)	X	X	X
Mark F. Duffy
Janet P. Froetscher		X	X*
Paul Kepes		X	X
Stuart J. Kipnes
Duane R. Kullberg	X
Benjamin R. Londergan			X
R. Eden Martin	X*
Roderick A. Palmore	X
Susan M. Phillips			X
William R. Power		X
Samuel K. Skinner		X
Carole E. Stone	X
Eugene S. Sunshine		X*	X

*	Chairman

(1)	As Lead Director, Mr. Boris served as an ex officio member of the Audit, Compensation and Nominating and Governance Committees until August 2, 2011, when the Lead Director was made an invited guest of each of these committees.

Audit Committee
The Audit Committee consists of four directors, all of whom are independent under our Bylaws and Corporate Governance Guidelines, as well as Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The current members of the Audit Committee are Eden Martin, Chair, Duane Kullberg, Roderick Palmore and Carole Stone. The Audit Committee consists exclusively of directors who are financially literate. In addition, Duane Kullberg has been designated as our audit committee financial expert and meets the SEC definition of that position.
The Audit Committee's responsibilities include:

•	engaging our independent auditor and overseeing its compensation, work and performance;

•	reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;

•	reviewing our guidelines, policies and practices regarding risk assessment and risk management; and

•	reviewing transactions with related persons for potential conflict of interest situations.
Compensation Committee
The Compensation Committee consists of five directors, all of whom are independent. The current members of the Compensation Committee are Eugene Sunshine, Chair, Janet Froetscher, Paul Kepes, William Power and Samuel Skinner. The committee has primary responsibility to make recommendations to the Board for:

•	all elements and amounts of compensation for the executive officers other than the CEO, including any performance goals;

•	compensation for the CEO and reviewing succession plans relating to the CEO;

•	the adoption, amendment and termination of cash and equity-based incentive compensation plans;

•	approving any employment agreements, severance agreements or change-in-control agreements with executive officers; and

•	the level and form of non-employee director compensation and benefits.
Nominating and Governance Committee
The Nominating and Governance Committee consists of five directors, all of whom are independent. The current members of the Nominating and Governance Committee are Janet Froetscher, Chair, Paul Kepes, Benjamin Londergan, Susan Phillips and Eugene Sunshine. The Nominating and Governance Committee's responsibilities include making recommendations to the Board on:

•	persons for election as director;

•	a director to serve as Chairman of the Board and an independent director to serve as Lead Director;

•	any stockholder proposals and nominations for directors;

•	the appropriate structure, operations and composition of the Board and its committees; and

•	Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs.

Criteria for Directors
We believe that each of the individuals serving on our Board has the necessary skills, qualifications and experiences to address the challenges and opportunities we face. The Nominating and Governance Committee is responsible for considering and recommending to the Board nominees for election as directors. The committee annually reviews the skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In evaluating director candidates, the committee takes into consideration many factors, including the individual's educational and professional background, whether the individual has any special experience in a relevant area, personal accomplishments and cultural experiences. In addition, the committee may consider such other factors it deems appropriate when conducting its assessment of director candidates. As part of this process, the committee reviews each incumbent director's continued service on the Board and recommends to the Board an independent director to serve as Lead Director.
Diversity
While we do not currently have a formal diversity policy, our Corporate Governance Guidelines provide that the committee will seek to recommend to the Board candidates for director with a diverse range of experience, qualifications and skills in order to provide varied insights and competent guidance regarding our operations, with a goal of having a Board that reflects diverse backgrounds, experience and viewpoints. We believe that we benefit from having directors with a diversity of skills, characteristics, backgrounds and cultural experiences.
Stockholder Nominations
The Nominating and Governance Committee will consider stockholder recommendations for candidates for our Board of Directors. See “Stockholder Proposals.”
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is a current or former officer or employee of ours. In addition, there are no compensation committee interlocks with other entities with respect to any such member.
Annual Meeting Attendance
We encourage members of the Board to attend our Annual Meeting of Stockholders. All of our current directors attended the 2011 Annual Meeting of Stockholders. Meetings of the Board and its committees are being held in conjunction with the Annual Meeting of Stockholders. We expect all directors will attend the Annual Meeting.
Communications with Directors
As provided in our Corporate Governance Guidelines, you may communicate directly with our independent directors or the entire Board. Our policy and procedures on such communications are located in the Investor Relations section of our website at http://ir.CBOE.com.
RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our Audit Committee has responsibility for reviewing and approving all related party transactions. The Committee has adopted a related-party transactions approval policy. Under this policy, transactions between us and any executive officer, director or holder of more than 5% of our common stock, or any immediate family member of such person, must be approved or ratified by the Committee in accordance with the terms of the policy.
Currently, 4 of our 15 directors are individuals who are CBOE or C2 Trading Permit Holders or affiliated with organizations that are Trading Permit Holders. These individuals and organizations derive a substantial portion of their income from their trading or clearing activities on our exchanges. The amount of income that a Trading Permit Holder may derive from its trading or clearing activities with us is, in part, dependent on the fees that we charge them. Trading Permit Holders may benefit from trading rules, privileges and discounts that enhance their trading opportunities and profits. Trading Permit Holders pay fees, either directly or indirectly, to us in connection with the services we provide, which in many cases could be substantial to the Trading Permit Holder. The payments made by such directors or their affiliates are on terms no more favorable than terms given to unaffiliated persons. In addition, as self-regulatory organizations, our subsidiaries may have regulatory oversight responsibilities for the Trading Permit Holders on our exchanges.
We also administer a marketing fee program through which market-makers are assessed a per contract fee on transactions resulting from customer orders from payment accepting firms and customer orders that have designated a preferred market-maker. We make the funds generated by the marketing fee available to the designated primary market-maker or preferred market-maker in the option class in which the fee was assessed to be used to attract order flow to us. In providing administrative support to the marketing fee program, we do not determine which payment accepting firms are paid these funds or the amount of any such payments. Rather, we provide administrative support in such matters as maintaining the funds, keeping track of the number of qualified orders each firm directs to us, and making the necessary debits and credits to reflect the payments made at the direction of designated primary market-makers and preferred market-makers. Funds that are not paid out are either maintained in an excess pool for later payment or rebated to the market participants who paid the fees. Mr. David Fisher, who resigned from the Board in October 2011, was affiliated with a firm, optionsXpress, Inc., that receives marketing fee funds.

Beneficial Ownership of Management and Directors
The following table lists the shares of our unrestricted common stock that were beneficially owned as of December 31, 2011 by each of:

•	our directors,

•	our named executive officers,

•	our directors and executive officers as a group, and

•	beneficial owners of more than 5% of our common stock.

Name	Number of Shares of Unrestricted Common Stock(1)	Percent of Voting Common Stock
William J. Brodsky	233,441	*
Edward J. Joyce	114,908	*
Edward T. Tilly	120,201	*
Alan J. Dean	71,844	*
Gerald T. O'Connell	74,900	*
Edward L. Provost	74,900	*
James R. Boris	7,847	*
Mark F. Duffy(2)	130,877	*
Frank E. English, Jr.	—	*
Janet P. Froetscher	7,847	*
Jill R. Goodman	—	*
Paul Kepes	7,847	*
Stuart J. Kipnes(3)	77,847	*
Duane R. Kullberg	7,847	*
Benjamin R. Londergan(4)	54,085	*
R. Eden Martin	7,847	*
Roderick A. Palmore	7,547	*
Susan M. Phillips	7,847	*
William R. Power	167,847	*
Samuel K. Skinner	7,847	*
Carole E. Stone	7,547	*
Eugene S. Sunshine	7,847	*
All directors and executive officers as a group (22 persons)	1,243,912	1.40%
Horizon Kinetics LLC(5)	6,515,074	7.34%
T. Rowe Price Associates, Inc.(6)	6,003,533	6.76%

*	Less than 1%.

(1)
Amounts include the following shares of unvested restricted stock held by each officer pursuant to the Long-Term Incentive Plan: Mr. Brodsky, 174,854 shares; Mr. Tilly, 98,355 shares; Mr. Dean, 58,238 shares; Mr. Provost, 58,238 shares; and Mr. O'Connell, 58,238 shares. Amounts include 5,661 shares of unvested restricted common stock granted to each non-employee director pursuant to the Long-Term Incentive Plan. The amount of shares of unvested restricted common stock held by all directors and executive officers as a group is 596,043.

(2)
Includes 78,630 shares of common stock held by Fugue, General Partnership (“Fugue”). Mr. Duffy is the trustee of the Mark F. Duffy Trust, which is a general partner of Fugue. Mr. Duffy may be deemed to beneficially own all of the shares of common stock issued to Fugue. Fugue has pledged 62,500 shares of our unrestricted common stock. Mr. Duffy disclaims beneficial ownership of those shares in which he does not have a pecuniary interest.

(3)	Includes 70,000 shares of common stock held by Associated Options, Inc. Mr. Kipnes is the president and sole owner of Associated Options, Inc.

(4)
Includes 46,538 shares of unrestricted common stock held by Group One Trading, L.P. Mr. Londergan is the chief executive officer of Group One Trading, L.P. Mr. Londergan disclaims beneficial ownership of those shares in which he does not have a pecuniary interest.

(5)
Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 26, 2012. The Schedule 13G reports that, as of December 31, 2011, Horizon Kinetics LLC, 470 Park Avenue South, 4th Floor South, New York, New York 10016, has sole voting power and dispositive power with respect to 6,515,074 shares of common stock.

(6)
Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2012. The Schedule 13G/A reports that, as of December 31, 2011, T. Rowe Price Associates, Inc. ("Price Associates"), 100 E. Pratt Street, Baltimore, Maryland 21202, has sole voting power with respect to 1,371,000 shares of common stock and sole dispositive power with respect to 6,003,533 shares of common stock. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater-than-10% stockholders, if any, are required by regulation to furnish us with copies of all Forms 3, 4 and 5 that they file.
Based on our review of the copies of those forms, any amendments that we have received and written representations from our executive officers and directors, we believe that all executive officers and directors complied with all of the filing requirements applicable to them with respect to transactions during the year ended December 31, 2011. We are not aware of any beneficial owners of more than 10% of our common stock.
COMPENSATION
Director Compensation
For the year ended December 31, 2011, we compensated our non-employee directors as follows:

•	an annual retainer of $25,000,

•	a fee of $2,500 for each meeting of the Board that they attended,

•	a fee of $2,500 for each committee meeting that they attended,

•	each committee chair received an additional annual retainer of $10,000, and

•	the Lead Director of the Board received an additional annual retainer of $25,000.
Payments for meetings and the chairperson role include payments for the CBOE and C2 Regulatory Oversight Committees (ROC), in addition to the committees of the CBOE Holdings Board. The members of the ROC are Ms. Phillips, Chair, and Messrs. Palmore and Skinner. Mr. Boris was also a member of the ROC until August 2011.

The non-employee directors did not receive an equity grant during 2011, as the grant made in June 2010 at the time of our demutualization and initial public offering was intended to cover the current service year.
Mr. Duffy served as the Vice Chairman of CBOE for a term that ended in May 2011 and was paid $225,000 for his service in that role in 2011. The Vice Chairman position primarily served to facilitate communication with, until our demutualization, the members of CBOE and, after, with CBOE Trading Permit Holders.
The compensation of our non-employee directors for the year ended December 31, 2011 for their service as members of our Board of Directors is shown in the following table.

2011 Director Compensation
Name	Fees Earned or Paid in Cash	All Other Compensation	Total
James R. Boris	$171,500	$—	$171,500
Robert J. Birnbaum	$27,500	$—	$27,500
Mark F. Duffy	$48,000	$225,000	$273,000
David A. Fisher	$48,500	$—	$48,500
Janet P. Froetscher	$110,000	$—	$110,000
Bradley G. Griffith	$20,000	$—	$20,000
Paul Kepes	$81,500	$—	$81,500
Stuart J. Kipnes	$48,000	$—	$48,000
Duane R. Kullberg	$92,500	$—	$92,500
Benjamin R. Londergan	$61,500	$—	$61,500
R. Eden Martin	$90,000	$—	$90,000
Roderick A. Palmore	$70,000	$—	$70,000
Susan M. Phillips	$90,000	$—	$90,000
William R. Power	$60,000	$—	$60,000
Samuel K. Skinner	$75,000	$—	$75,000
Carole E. Stone	$75,000	$—	$75,000
Howard L. Stone	$25,000	$—	$25,000
Eugene S. Sunshine	$102,500	$—	$102,500

The Compensation Committee has adopted stock ownership guidelines that provide that each non-employee director should own stock equal to three times his or her annual retainer. For purposes of this ownership requirement, (a) shares owned outright or in trust; and (b) restricted stock, including shares that have been granted but are unvested, are included. Each of the non-employee directors met this ownership requirement as of December 31, 2011.
Compensation Discussion and Analysis
Overview
The following is a discussion of how our Compensation Committee determined and recommended to the Board the total compensation of our “named executive officers,” or “NEOs,” which consists of:
•William J. Brodsky, Chairman and Chief Executive Officer,
•Edward T. Tilly, President and Chief Operating Officer,
•Alan J. Dean, Executive Vice President Finance and Administration, Chief Financial Officer and Treasurer,
•Gerald T. O'Connell, Executive Vice President and Chief Information Officer, and
•Edward L. Provost, Executive Vice President and Chief Business Development Officer.
Also included as an NEO is Edward J. Joyce, our former President and Chief Operating Officer. Mr. Joyce served as our President and Chief Operating Officer until November 1, 2011. Mr. Joyce's base compensation was set in the same manner as the other NEOs, but the remainder of his compensation was paid pursuant to the provisions of his employment agreement in connection with his leaving the company. See footnote 3 to the Summary Compensation Table.
Our executive compensation program is designed to attract and retain talented and dedicated executives, motivate our executives and other key employees to achieve corporate goals that create value for our stockholders and align the compensation of our executive officers with stockholder returns. To meet these objectives, the Compensation Committee designed and implemented an executive compensation program that pays a substantial portion of executive compensation based on corporate and individual performance.
The Compensation Committee believes that compensation plays a vital role in contributing to the achievement of key strategic business objectives that ultimately drive long-term business success. Accordingly, our executive compensation program has been designed to focus our executives on achieving critical corporate goals, while taking steps to position the business for sustained financial performance over time.
The following table lists the various elements included in the total compensation mix for our executive officers and each element's purpose. Additional details regarding each component are provided in later sections.

Total Compensation Component	Purpose
Base salary	Provides a defined amount based on the market value of the position
Annual incentive	Provides variable discretionary payments designed to reward each executive for his or her contribution towards achieving our annual financial and operational results
Long-Term Incentive Plan	Aligns the interests of our executives with stockholders and motivates our executives to focus on our long-term value
Benefits-retirement, medical, life and disability	Provides competitive benefits and protects executives in a catastrophic event
Severance	Creates a stable framework by encouraging retention in a time of uncertainty
2011 Highlights
In 2011, which represented our first full year as a public company, our management team led the effort to achieve several strategic objectives, including:

•	maintaining the largest market share in the options industry,

•	increasing revenue, which resulted in a pre-tax profit of $240 million,

•	launching SPXpm on C2 (our all electronic exchange),

•	effectively managing expenses,

•	introducing several new products, and

•	advocating strongly on regulatory reform.
In 2011, there were no increases to the base salaries of the named executive officers. Also, for two months during the third quarter, each officer's defined contribution retirement plan match was reduced. The actions were consistent with the organizational priority of carefully managing expenses. In addition, the aggregate incentive pool set by the Board in early 2011 was reduced from 7.5% of adjusted pre-tax income in 2010 to 5.0% of adjusted pre-tax income in 2011.
Best Practices
The Compensation Committee has implemented the following best practices with respect to executive compensation:

•	Stock ownership guidelines: Executive officers are expected to maintain a certain level of stock ownership, as specified in the Stock Ownership Guidelines.

•	Hedging: Our executive officers are prohibited from entering into transactions involving options to purchase or sell our common stock or other derivatives related to our common stock.

•
Clawbacks: The clawback policy provides that we will attempt to recover annual incentive amounts paid to executive officers based on material noncompliance with any financial reporting requirement. The policy has a three-year look-back and applies to both current and former executives. The Long-Term Incentive Plan includes a provision that allows the Compensation Committee to reduce, cancel or recoup an award upon the occurrence of specified events such as termination for cause or upon the breach of a non-compete, non-solicitation or other restrictive covenant.

•	Limited employment contracts: The Company only has employment agreements with Messrs. Brodsky and Tilly. The rest of the named executive officers participate in the Executive Severance Plan.

•
Double trigger: The employment agreements and Executive Severance Plan provide that, if a change in control should occur, severance payments will only occur if the named executive officer's employment is terminated.

Role of Compensation Committee
The Compensation Committee is responsible for reviewing the various components of the total compensation program for all executive officers. The Compensation Committee has engaged McLagan, a division of Aon Hewitt Consulting, to serve as its independent compensation consultant and assist in its review and determination of executive compensation. Messrs. Brodsky and Dean, the independent compensation consultant, and the Vice President of Human Resources generally attend the meetings of the Compensation Committee, except when their compensation is discussed, to provide information and assistance. Mr. Joyce attended the meetings until he left the Company and Mr. Tilly attended thereafter.
Independent Compensation Consultant
The independent compensation consultant reviews the executive compensation program and advises the Compensation Committee on best practices or plan designs that may improve effectiveness. The independent compensation consultant recommends the peer group, provides comparative data and assists the Compensation Committee in monitoring the competitive positioning of the various components of the executive compensation program. At all meetings, the independent compensation consultant meets with the Compensation Committee in executive session without management. The independent compensation consultant also communicates directly with members of the Compensation Committee and the Board at large.
Company's Response to Stockholder Vote on Say-on-Pay. At our last annual meeting, our first stockholder "say-on-pay" vote received the support of over 90% of the votes cast on the matter. The Compensation Committee has reviewed these results and considers them supportive of our executive compensation program and determined that no changes to compensation are warranted as a result of the voting.
Peer Group and Comparative Data
The independent compensation consultant conducted an in-depth analysis to identify and recommend to the Compensation Committee a peer group based upon our business mix and size. The peer group includes financial services firms with a heavy focus on technology and an environment similar to ours. Although the members of our peer group may be larger or smaller in one or several measures, the Committee thought it added more value to focus on members of our industry and believes that the variance is necessary due to our unique business model and in order to have a sufficient number of members in the group. The most recent review, conducted in November 2011, included 2010 data from the following peer group:

BGC Partners, Inc.	MarketAxess Holdings, Inc.
CME Group, Inc.	MF Global Holdings Ltd. (1)
GFI Group, Inc.	NASDAQ OMX Group, Inc.
IntercontinentalExchange, Inc.	NYSE Euronext, Inc.
Investment Technology Group	Penson Worldwide, Inc.
Knight Capital Group, Inc.	TMX Group, Inc.
(1) MF Global Holdings Ltd. was included in the peer group that used 2010 data. It will not be included in the peer group going-forward.

To ensure that our compensation and performance is competitive, the Compensation Committee reviews, on an annual basis, comparative data from the peer group, including the aggregate level of executive compensation and its various components. The Compensation Committee uses the comparative data as a point of reference, rather than as the determining factor in setting compensation for our executive officers. Profitability measures such as stockholder return, earnings per share, net income, return on equity and return on assets of the peer group were also reviewed in 2011 to evaluate relative performance.
Elements of Compensation
Base Salary. The base salary for our named executive officers is designed to be part of a competitive total compensation package when compared to our peer group companies. Also considered for each named executive officer in determining base salary was his:

•	experience,

•	industry specific knowledge,

•	level of responsibility,

•	individual performance,

•	potential to influence our future success, and

•	total compensation.
For 2011, the Compensation Committee reviewed the base salaries for Messrs. Brodsky, Joyce and Tilly and, with input from Messrs. Brodsky, Joyce and Tilly, reviewed the base salaries for the remaining six executive officers, after which, the Committee made recommendations to our Board. Our named executive officers did not receive an increase in their base salaries during 2011.
Based on the Compensation Committee's recent review of peer group data, the 2011 base salaries for the named executive officers were, on average, near the seventy-fifth percentile. Base salaries are higher than median primarily due to significant industry specific knowledge and scope of responsibility (each named executive officer has over 25 years of industry experience) and is reflective of the fact that, prior to the demutualization, the company could not grant long-term incentives as part of the total compensation package. The annual cash incentive for 2011 is below the twenty-fifth percentile, resulting in average total cash compensation (base and annual incentive) for the named executive officers below the median. In order to better incentivize the named executive officers and align their interests with stockholders, the Compensation Committee has taken and plans to take further action to realign the pay mix in 2012, including tying a greater portion of compensation to performance and, in some instances, reducing base salary.
Annual Incentive. In the first quarter of each year, the Compensation Committee reviews corporate and individual performance for the prior year and makes recommendations to the Board of Directors for annual incentives to be paid to the named executive officers and other executive officers for the prior year performance. The Board of Directors may approve, disapprove or modify the recommendations of the Compensation Committee.
The key drivers in determining annual incentive compensation for 2011 were:
•corporate accomplishments,
•financial performance, and
•individual performance.
In 2011, the company finished its first full year as a public company and met a number of corporate goals, including:

•	maintaining the largest market share in the options industry,

•	maintaining profitability,

•	launching SPXpm on C2,

•	effectively managing expenses,

•	introducing new products, and

•	advocating strongly on regulatory reform.
The Compensation Committee compared corporate performance through the third quarter, the latest period for which data was available, to our peer group in the areas of:

•	return on equity,

•	return on assets,

•	operating margin,

•	EBITDA,

•	operating income,

•	net income, and

•	stockholder return.
The performance data was obtained and reviewed by McLagan, the independent compensation consultant. We performed at or well above median in each category.
With regard to individual performance, the Compensation Committee considered the roles of the named executive officers in the accomplishments listed above. The Compensation Committee received from Messrs. Brodsky and Tilly input regarding the individual performance, and recommendations regarding incentive compensation, of Messrs. Dean, O'Connell, Provost and the other executive officers. The Compensation Committee also evaluated the performance of Messrs. Brodsky and Tilly in the areas of leadership, communication and management, which includes:

•	developing, communicating and executing strategic goals and vision,

•	anticipating and addressing changes and challenges facing the organization,

•	engaging and developing an effective leadership team, and

•	effectively communicating with stockholders, potential investors, government regulators, the Board and employees.
In early 2011, the Board approved setting the aggregate incentive pool from which annual incentive payments may be made to all employees at 5% of our adjusted pre-tax income, which links incentive compensation to a key corporate performance measure. As a result of this decision and after review of corporate and individual performance for 2011, the Compensation Committee recommended, and the Board of Directors approved, an aggregate annual incentive pool of approximately 25% more than 2010, due to an increase in adjusted pre-tax income. The specific amount awarded to each named executive officer is reflected in the Summary Compensation table under the “Bonus” column.
Long-Term Incentive Plan. The Compensation Committee strongly believes that an ownership culture will enhance our long-term success. The Amended and Restated Long-Term Incentive Plan was amended by stockholders at the 2011 Annual Meeting of Stockholders. With the help of our independent compensation consultant, the Compensation Committee elected not to grant awards under the Long-Term Incentive Plan in 2011. This decision was based on the intention that the initial grant of restricted stock to the named executive officers on June 15, 2010 was to cover a multiple year period, which included 2011. The initial grants assist us in meeting the following goals:

•	aligning the financial interests of our Board members and employees with the interests of our stockholders,

•	aligning our Board and executive compensation with that of our peer group in terms of form and amount,

•	providing competitive compensation to assist in retaining highly skilled and qualified Board members and executives, and

•	deferring a significant portion of total compensation to the future and linking the ultimate value of the award to the stock price over the next four years.
The Compensation Committee also intended for the initial grant of restricted stock to reward the named executive officers for their significant efforts toward our initial public offering and demutualization while simultaneously effectively managing many other significant business initiatives. The next equity award for the named executive officers is expected to occur in 2013 for 2012 performance and is expected to be less than the initial grant.
The initial grants of restricted stock made to executive officers and other employees in 2010 have a four-year vesting schedule in which 25% of the shares granted will vest each year on the anniversary of the grant date. Vesting will accelerate upon the occurrence of change in control, unless the awards are replaced with substantially the same terms by a successor entity. Unvested portions of the restricted stock grants will be forfeited if the employee or executive officer terminates employment with us prior to the applicable vesting date. Dividends are paid on the unvested restricted stock. The restricted stock grants to the named executive officers are subject to non-compete, non-solicitation and confidentiality covenants. In addition, the grant to Mr. Brodsky provides that the restricted stock will fully vest upon his retirement.
Stock Ownership Guidelines. The Compensation Committee has adopted stock ownership guidelines, shown below, specifying the levels of stock ownership that each named executive officer must maintain while employed by us. For purposes of this ownership requirement, (a) shares owned outright or in trust and (b) restricted stock, including shares that have been granted but are unvested, are included. The named executive officers have three years to meet the guidelines. The initial grant of restricted stock to each of the named executive officers was enough for most to meet the applicable holding requirement.

Name	Holding Requirement
William J. Brodsky	Five times base salary
Edward T. Tilly	Four times base salary
Alan J. Dean	Two times base salary
Gerald T. O'Connell	Two times base salary
Edward L. Provost	Two times base salary
Hedging Policy. Under our Insider Trading Policy, our executive officers are prohibited from entering into transactions involving options to purchase or sell our common stock or other derivatives related to our common stock.
Clawbacks. The Compensation Committee has implemented a policy for the clawback of cash incentive payments. The policy provides that we will attempt to recover incentive amounts paid to executive officers based on our material noncompliance with any financial reporting requirement. The policy has a three-year look-back and applies to both current and former executives, regardless of such executive's involvement in the noncompliance.
Employee Benefit Plans, Severance, Change in Control and Employment-Related Agreements. We provide retirement, medical, life and disability plans for our named executive officers in order to provide a level of protection for catastrophic events and provide income during retirement. In addition, we have entered into employment agreements with certain of our executive officers and established the Executive Severance Plan in order to encourage retention, maintain a consistent management team to effectively run our operations and allow executives to focus on our strategic business priorities. The employment agreements and Executive Severance Plan contain severance and change in control provisions and are described more fully below under “Severance, Change in Control and Employment-Related Agreements.” Under the agreements, if a change in control should occur, severance includes a double trigger and payments will only occur if the named executive officer's employment is also terminated or he resigns for good reason.

Compensation Committee Report
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing with the SEC except to the extent that we specifically incorporate it by reference into such filing.
The Compensation Committee consists of Mr. Sunshine, Chair, Ms. Froetscher and Messrs. Kepes, Power and Skinner, each of whom the Board has determined is independent under the applicable NASDAQ rules and our Corporate Governance Guidelines. The Compensation Committee has duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on our Investor Relations page at http://ir.CBOE.com.
The Compensation Committee has reviewed and discussed with management the disclosures contained in the foregoing section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.
Compensation Committee
Eugene S. Sunshine, Chair
Janet P. Froetscher
Paul Kepes
William R. Power
Samuel K. Skinner
Risk Assessment
With assistance from the independent compensation consultant, the Compensation Committee conducted a risk assessment of our compensation policies and practices for all employees for 2011, including non-executive officers. The Compensation Committee concluded that the compensation policies and practices do not motivate imprudent risk taking. Consequently, the Committee believes that any potential risk arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Summary Compensation
The table below sets forth, for the years indicated below, the compensation earned by the following named executive officers:

•	our principal executive officer,

•	our principal financial officer,

•	our former president and chief operating officer, and

•	the three other most highly compensated executive officers who were executive officers on December 31, 2011.

2011 Summary Compensation
Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	All Other Compensation(4)	Total
William J. Brodsky	2011	$1,500,000	$1,300,000	$—	$382,334	$3,182,334
Chairman and Chief	2010	$1,482,692	$1,000,000	$6,761,002	$338,604	$9,582,298
Executive Officer	2009	$1,400,000	$1,200,000	N/A	$808,967	$3,408,967

Edward T. Tilly	2011	$600,000	$685,000	$—	$214,480	$1,499,480
President and Chief Operating	2010	$593,077	$450,000	$3,803,060	$172,230	$5,018,367
Officer	2009	$600,000	$560,000	N/A	$324,563	$1,484,563

Alan J. Dean	2011	$413,854	$420,000	$—	$190,735	$1,024,589
Executive Vice President	2010	$409,079	$320,000	$2,251,850	$165,547	$3,146,476
and Chief Financial Officer	2009	$413,854	$350,000	N/A	$157,336	$921,190

Gerald T. O'Connell	2011	$536,526	$400,000	$—	$213,081	$1,149,607
Executive Vice President and
Chief Information Officer

Edward L. Provost	2011	$536,526	$430,000	$—	$219,515	$1,186,041
Executive Vice President and Chief
Business Development Officer

Edward J. Joyce	2011	$301,136	$—	$—	$4,774,071	$5,075,207
Former President and Chief	2010	$741,346	$500,000	$5,070,737	$280,162	$6,592,245
Operating Officer	2009	$750,000	$640,000	N/A	$479,100	$1,869,100

(1)	In 2010, all employees, including the named executive officers, were required to take unpaid furlough days, which reduced the approved salaries paid in that year.

(2)
The amounts shown reflect the total cash incentive paid to the individual under our annual incentive program. For a discussion of our annual incentive program, please see “Compensation Discussion and Analysis-Elements of Compensation-Annual Incentive” above. Annual incentive payments for services performed in 2011, 2010 and 2009 by named executive officers were paid in early 2012, 2011 and 2010, respectively.

(3)
The amounts in the stock award column represent the aggregate fair value of the awards granted to each named executive officer on June 15, 2010 for service in 2009, 2010 and 2011 computed in accordance with stock based accounting rules (Financial Standards Accounting Board ASC Topic 718). Assumptions used in the calculation of these amounts are included in the footnotes to our 2010 consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.
(4)    The amounts shown represent benefits that were, from time to time, made available to our executives. In 2011 and 2010, these amounts included retirement plan contributions and life insurance. The amount shown for Mr. Joyce also reflects the severance amounts payable under Mr. Joyce's employment agreement that Mr. Joyce received in connection with his termination. In 2009, the amounts also included club memberships, financial services, parking and certain other perquisites. For more information on the amounts shown in this column for 2011, please see the following “All Other Compensation Detail” table.

2011 All Other Compensation Detail
Name	Year	Qualified Defined Contributions(1)	Non-Qualified Defined Contributions(2)	Insurance(3)	Other(4)	Total
William J. Brodsky	2011	$19,600	$357,400	$5,334	$—	$382,334
Edward T. Tilly	2011	$19,600	$194,250	$630	$—	$214,480
Alan J. Dean	2011	$19,600	$169,329	$1,806	$—	$190,735
Gerald T. O'Connell	2011	$19,600	$190,709	$2,772	$—	$213,081
Edward L. Provost	2011	$19,600	$198,109	$1,806	$—	$219,515
Edward J. Joyce	2011	$19,600	$109,445	$1,505	$4,643,521	$4,774,071

(1)
The amounts shown are our matching contributions to our qualified 401(k) plan on behalf of each of the officers listed. In 2011, we matched employee contributions up to 4% of the employee's compensation, subject to statutory limitations. We matched 200% of such contributions, other than in July and August, when we matched 150%.

(2)
The amounts shown are our matching contributions to the non-qualified defined contribution plans on behalf of each executive officer, including contributions made to the Supplemental Executive Retirement Plan and Executive Retirement Plan. For a description of these plans, please see “Non-Qualified Defined Contribution Plans” below.

(3)	Represents the amount attributable to taxable life insurance in excess of $50,000.

(4)	The amount shown reflects the severance amounts payable under Mr. Joyce's employment agreement that Mr. Joyce received in connection with his leaving the company.
2011 Grants of Plan-Based Awards
There were no grants of plan-based awards in 2011. The initial equity award to the non-executive officers granted when the company went public in 2010 was meant to serve as a multi-year award that covered a period that included 2011.

2011 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth outstanding equity awards held by each named executive officer as of December 31, 2011.

Outstanding Equity Awards at December 31, 2011
Name	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)
William J. Brodsky	174,854	$4,521,724
Edward T. Tilly	98,355	$2,543,460
Alan J. Dean	58,238	$1,506,035
Gerald T. O'Connell	58,238	$1,506,035
Edward L. Provost	58,238	$1,506,035
Edward J. Joyce	—	$—

(1)
All shares reflect a June 15, 2010 grant of restricted stock under the Long-Term Incentive Plan. Each grant has a four-year vesting schedule, in which 25% of the total award will vest on the anniversary of the grant date. Awards to Mr. Brodsky immediately vest upon retirement.

(2)	Based on the market value of our common stock on December 31, 2011.

2011 Non-Qualified Deferred Compensation
Name		Executive Contributions In Last FY(1)	Registrant Contributions In Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
William J. Brodsky	SERP	$315,900	$189,400	$(91,186)	$—	$3,600,861
	Exec Ret	$—	$168,000	$(145,026)	$—	$1,056,401
Edward T. Tilly	SERP	$40,300	$78,600	$(710)	$—	$467,056
	Exec Ret	$—	$115,650	$50	$—	$526,084
Alan J. Dean	SERP	$34,223	$44,251	$(22,671)	$—	$411,248
	Exec Ret	$—	$125,078	$(25,575)	$—	$621,352
Gerald T. O'Connell	SERP	$26,009	$50,230	$11,913	$—	$593,737
	Exec Ret	$—	$140,479	$5,179	$—	$946,612
Edward L. Provost	SERP	$89,242	$53,130	$16,130	$—	$925,002
	Exec Ret	$—	$144,979	$15,639	$—	$919,068
Edward J. Joyce	SERP	$77,002	$44,886	$(31,184)	$—	$1,609,924
	Exec Ret	$—	$64,559	$(58,773)	$—	$1,325,471

(1)
The amount of executive contributions made by each named executive officer and reported in this column is included in each named executive officer's compensation reported in the Summary Compensation table under the column labeled “Salary.”

(2)
The amount of Company contributions reported in this column for each named executive officer is also included in each named executive officer's compensation reported on the Summary Compensation table under the column labeled “All Other Compensation.”

(3)	Earnings are based upon the investment fund selected through Fidelity Investments by the named executive officer for each plan.

(4)	No amounts reported in this column were or have been included in the Summary Compensation table.

Non-Qualified Defined Contribution Plans
We do not have a defined benefit retirement plan. We currently have two non-qualified defined contribution plans in which the NEOs participate: the Supplemental Executive Retirement Plan (SERP) and the Executive Retirement Plan.
The SERP is designed for employees whose level of compensation exceeds the IRS defined annual compensation limit ($245,000 for 2011). Under the SERP, we match deferral contributions made by executives under the SERP with respect to compensation in excess of the IRS compensation limit. These contributions mirror those under the 401(k) plan. In 2011, we matched eligible employee contributions to the 401(k) plan up to 4% of the employee's compensation, subject to statutory limitations. We matched 200% of such contributions, other than in July and August, when we matched 150%.
All named executive officers are eligible to participate in the Executive Retirement Plan. Our 2011 contribution to the Executive Retirement Plan was six percent of each participant's base salary and annual incentive, and, in the future, we expect to make further contributions consistent with this formula.
Messrs. Tilly, Dean, O'Connell and Provost are also eligible to participate in the age-based component of the Executive Retirement Plan. In addition to the contribution to the Executive Retirement Plan described in the preceding paragraph, under the age-based component, we contribute to each eligible employee's account an amount equal to a percentage of the employee's base salary and cash incentive, based on such employee's age, as set forth in the table below.

Age of Participant	Contribution Percentage
Under 45	1%
45 to 49	3%
50 to 54	6%
55 to 59	9%
60 to 64	11%
65 and over	None
All of our contributions to non-qualified defined contribution plans vest 20% for each year of continuous service, identical to the qualified 401(k) plan.
Severance, Change in Control and Employment-Related Agreements
Employment Agreements
We have an employment contract with William J. Brodsky, our Chairman and Chief Executive Officer. Mr. Brodsky's employment agreement is currently scheduled to end on December 31, 2013. His employment agreement includes an automatic one-year renewal unless notice not to renew is given by either party at least one year in advance of the beginning of the new term. Under the agreement, his base salary for 2011 is $1,500,000. Mr. Brodsky is eligible to receive a cash incentive each fiscal year at the sole discretion of the Board of Directors. He is entitled to participate in all our employee benefit plans that are generally available to senior management, except for the age-based portion of the Executive Retirement Plan. All stock award vesting would accelerate upon retirement. Also upon retirement, Mr. Brodsky's employment agreement includes payment of medical insurance for him and his spouse for life, subject to reductions for new employer benefits and Medicare.
Mr. Brodsky's employment agreement may be terminated for cause. If the agreement is terminated without cause by us, for good reason by Mr. Brodsky or due to death or disability, we will pay Mr. Brodsky a severance payment equal to the greater of (1) his then-current annual base salary plus the annual target cash incentive or (2) a prorated base salary and target cash incentive for the remainder of his contract term. If the agreement is terminated by us or a successor as a result of a change in control, we will pay Mr. Brodsky a severance payment equal to two times his then-current annual base salary plus two times the annual target cash incentive. We will provide a gross-up payment to Mr. Brodsky to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code, if any, as a result of any payment or benefit arising under the agreement. In the event of a termination without cause or a change in control, Mr. Brodsky would also receive contributions under our retirement plans in an amount equal to the aggregate contributions that would have been made during the period of one year or the remaining terms of the agreement, whichever is greater. Pursuant to the agreement, Mr. Brodsky has agreed to certain non-compete provisions during the employment term and for two years thereafter.
We also have an employment agreement with Edward T. Tilly, our President and Chief Operating Officer. Mr. Tilly's contract is currently scheduled to end on December 31, 2012. This agreement will automatically renew for successive one-year terms unless either we or Mr. Tilly gives 180-days notice not to renew. The agreement provides for a base salary of $600,000. Mr. Tilly is eligible to receive a cash incentive each fiscal year in the sole discretion of the Board of Directors. The agreement provides that Mr. Tilly is entitled to participate in all of our employee benefit plans that are generally available to senior management. Pursuant to the agreement, Mr. Tilly has agreed to certain non-compete provisions during the employment term and for two years thereafter. This employment agreement may be terminated for cause. If the agreement is terminated without cause by us, for good reason by Mr. Tilly, or due to death or disability, we will pay Mr. Tilly a severance payment equal to two times his then-current annual base salary plus two times his annual target cash incentive and all retirement plan contributions, including a lump sum payment equal to the amounts he would have received under the plans for a period of 2 years. We will provide a gross-up payment to Mr. Tilly to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code, if any, as a result of any payment or benefit arising under the agreement.
Executive Severance Plan
The Compensation Committee believes it is appropriate to provide a severance plan to encourage retention, maintain a consistent management team to effectively run our operations and allow executives to focus on our strategic business priorities. The plan covers Messrs. Dean, O'Connell and Provost, as well as four of our other officers. Under the plan, an executive who experiences an involuntary termination (as defined in the plan, which includes termination in the event of a change in control) shall be entitled to receive the following severance benefits:

•
the executive's accrued salary, unpaid expenses, accrued and unpaid vacation days through the date of termination and any unpaid bonus earned in any year prior to the year in which the executive's employment terminates;

•	a pro-rated target bonus;

•	a salary and bonus payment in an amount equal to the sum of (a) two times base salary and (b) two times target bonus; and

•	COBRA premiums for 18 months and, at the end of such period, premiums for 6 months coverage in the retiree medical plan, if eligible.
If the executive's employment is terminated either by us for cause, or by the executive other than for good reason (each as defined in the plan), we will pay the executive any unpaid bonus and accrued benefits. The plan also provides that we will require any successor to expressly assume and agree to maintain the plan.
In addition to the above, the plan also provides Messrs. O'Connell and Provost with certain death and disability benefits if the executive dies or is terminated due to becoming disabled. These benefits include accrued but unpaid salary; a pro-rated bonus equal to his average annual bonus paid in the prior three years and a salary and bonus payment in an amount equal to the sum of (a) two times his annual rate of base salary, and (b) two times his target annual bonus. Messrs. O'Connell and Provost have also agreed to certain non-compete and non-solicitation provisions during their employment and for a period of two years following termination of their employment.

Severance Payments
The following table shows the potential payment to each officer pursuant to either such executive's agreement or the Executive Severance Plan, each discussed above, upon the termination of the executive's employment either without cause by us or for good reason by the executive or the termination of the executive's employment by us upon a change in control:

Name		Salary	Cash Incentive	Stock Vesting Acceleration	CIC Gross Up	Other(3)	Total
William J. Brodsky	(1)	$1,500,000	$1,500,000	$—	$—	$443,472	$3,443,472
	(2)	$3,000,000	$3,000,000	$—	$—	$863,472	$6,863,472
Edward T. Tilly	(1)	$1,200,000	$1,200,000	$—	$—	$414,228	$2,814,228
	(2)	$1,800,000	$1,800,000	$2,543,460	$1,805,668	$618,228	$8,567,356
Alan J. Dean	(1)	$827,709	$729,157	$—	$—	$34,758	$1,591,624
	(2)	$827,709	$729,157	$1,506,035	$—	$34,758	$3,097,659
Gerald T. O'Connell	(1)	$1,073,052	$706,946		$—	$446,892	$2,226,890
	(2)	$1,073,052	$706,946	$1,506,035	$—	$446,892	$3,732,925
Edward L. Provost	(1)	$1,073,052	$726,946	$—	$—	$451,492	$2,251,490
	(2)	$1,073,052	$726,946	$1,506,035	$—	$451,492	$3,757,525

(1)
Represents amounts to be paid in connection with a termination of the executive's employment by us without cause or a termination of employment by the executive for good reason and, for all except Mr. Dean, payable upon death or disability. For purposes of these calculations, we have assumed that such event occurred on December 31, 2011.

(2)
Represents amounts to be paid in connection with a termination of the executive's employment upon a change in control. For purposes of these calculations, we have assumed that change in control occurred on December 31, 2011 and that the Executive Severance Plan was in effect on such date.

(3)
The amounts shown represent amounts contributed on behalf of the executive under our qualified and non-qualified defined contribution plans in connection with such executive's termination. It also includes estimated medical insurance cost (based upon total monthly premiums as of December 31, 2011) for the severance period and outplacement cost. The amount included for future medical insurance costs is equal to the actuarial valuation associated with the lifetime continuation of medical insurance for Mr. Brodsky and is reported as an aggregate liability in our financial statements.

PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board is providing our stockholders with an advisory vote to approve executive compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to meet the following objectives:

•	attract and retain talented and dedicated executives,

•	motivate our executives to achieve corporate goals that create value for our stockholders, and

•	align the compensation of our executive officers with stockholder returns.
The Compensation Committee has implemented the following best practices applicable to our executive officers in order to achieve these objectives:

•	stock ownership guidelines,

•	limitations on hedging,

•	clawbacks of incentive compensation, and

•	eliminated perquisites.
We believe that the compensation paid to the named executive officers is appropriate to align their interests with those of our stockholders to generate stockholder returns. Accordingly, the Board recommends that our stockholders vote in favor of the say-on-pay vote as set forth in the following resolution:
RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion.
As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers. Our Compensation Committee and Board value the opinions of our stockholders. The Compensation Committee and Board will consider the results of the say-on-pay vote and evaluate whether any actions should be taken in the future.
Non-binding approval of our executive compensation program would require that a majority of the shares cast on this matter be cast in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the vote.
The Board of Directors recommends that the stockholders vote FOR Proposal Two.
Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	N/A(1)	N/A(1)	2,243,033
Equity compensation plans not approved by security holders	—	—	—
Total	N/A(1)	N/A(1)	2,243,033

(1)	The Company has 2,181,842 shares of unvested restricted stock subject to forfeiture outstanding as of December 31, 2011 under the existing Long-Term Incentive Plan.

PROPOSAL THREE
APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
General
Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, served as our independent registered public accounting firm for the year ended December 31, 2011, and our Audit Committee has selected Deloitte to serve as our independent registered public accounting firm for the current fiscal year. Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Although stockholder ratification is not required by our Bylaws or otherwise, the Board, as a matter of good corporate governance, is requesting that stockholders ratify the selection of Deloitte as our independent registered public accounting firm for the 2012 fiscal year. If stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider its appointment.
The Board of Directors recommends that stockholders vote FOR ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2012 fiscal year.
Accounting Fees
The following table presents fees billed to us by the principal accountant for the years ended December 31, 2011 and 2010:

	2011	2010
Audit Fees	$679,900	$552,400
Audit-Related Fees	$101,190	$92,000
Tax Fees	$113,200	$238,400
All Other Fees	$—	$—
Audit Fees consist of the aggregate fees billed for professional services rendered by Deloitte for the audit our annual consolidated financial statements, quarterly reviews of our unaudited financial statements, in 2010, review of the registration statements in connection with our restructuring and initial public offering, and review of our internal controls over financial reporting.
Audit-Related Fees consist of the aggregate fees billed for professional services by Deloitte for employee benefit plan and Chicago Board Options Exchange Political Action Committee audits.
Tax Fees consist of the aggregate fees billed for professional services by Deloitte for tax compliance, tax advice, tax planning and the preparation of federal and state tax filings.
Pre-Approval Policies and Procedures
The Audit Committee of the Board of Directors has adopted policies and procedures for the pre-approval of services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Such policies and procedures provide that the Audit Committee shall pre-approve all auditing and permitted non-audit services (including the fees and terms thereof).
As permitted under the Sarbanes-Oxley Act of 2002 and its pre-approval policies and procedures, the Audit Committee may delegate pre-approval authority to its Chair. The Chair must then report any pre-approval decisions to the Audit Committee at the next scheduled Audit Committee meeting.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management is responsible for our internal controls and financial reporting process. Deloitte, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and for issuing a report on these financial statements and, beginning in 2011, on the effectiveness of our internal control over financial reporting.
In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements.

•
The Audit Committee has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

•
The Audit Committee has received the written disclosures from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding its conversations with the Audit Committee concerning independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.
Audit Committee
R. Eden Martin, Chair
Duane R. Kullberg
Roderick A. Palmore
Carole E. Stone

STOCKHOLDER PROPOSALS
Any stockholder who, in accordance with SEC rules, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with next year's annual meeting must submit the proposal to the Secretary, CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois 60605. Stockholder proposals for inclusion in our proxy statement for the 2013 Annual Meeting must be received on or before December 28, 2012 and must comply in all other respects with applicable SEC rules.
Any stockholder who wishes to propose any business to be considered by the stockholders at the 2013 Annual Meeting of Stockholders other than a proposal for inclusion in the proxy statement pursuant to the SEC's rules, or who wants to nominate a person for election to the Board of Directors at that meeting, must notify the Secretary of CBOE Holdings, Inc. in writing and provide the specified information described in our Bylaws concerning the proposed business or nominee. The notice must be delivered to or mailed to the address set forth in the preceding paragraph and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the 2012 Annual Meeting of Stockholders.
As a result, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC rules relating to stockholder proposals for inclusion in the proxy materials) must be received no later than March 15, 2013, unless our annual meeting date occurs more than 30 days before or after June 14, 2013, in which case the stockholder's notice must be received not later than the tenth day following the day on which public announcement is first made of the date of the annual meeting. The requirements for such notice are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Secretary at the address set forth above.
April 27, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

**We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.**

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

CBOE HOLDINGS, INC.

INTERNET
http://www.proxyvoting.com/cboe
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2 AND 3.

Please mark your votes as indicated in this example ☒

1. ELECTION OF DIRECTORS — FOR ALL ☐ WITHHOLD FOR ALL ☐ *EXCEPTIONS ☐

Nominees:

01 William J. Brodsky	09 Benjamin R. Londergan
02 James R. Boris	10 R. Eden Martin
03 Mark F. Duffy	11 Roderick A. Palmore
04 Frank E. English, Jr.	12 Susan M. Phillips
05 Janet P. Froetscher	13 Samuel K. Skinner
06 Jill R. Goodman	14 Carole E. Stone
07 Paul Kepes	15 Eugene S. Sunshine
08 Duane R. Kullberg	

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name or number in the space provided below. If you check the "Exceptions" box, your proxy will be voted for all of the nominees other than those indicated as exceptions.)

*Exceptions ____________________

	FOR	AGAINST	ABSTAIN
2. Advisory proposal to approve the Company's executive compensation.	☐	☐	☐
3. Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ____________________ Signature ____________________ Date ____________

ADMISSION TICKET – 2012 ANNUAL MEETING

2012 ANNUAL MEETING OF STOCKHOLDERS

CBOE HOLDINGS, INC.

THURSDAY, JUNE 14, 2012

9:30 A.M.

400 South LaSalle Street
Chicago, Illinois 60605

This Admission Ticket only admits the stockholder identified on the reverse side and is non-transferable. We may also ask you to present valid photo identification to enter the Annual Meeting.

Choose **MLink**SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: **http://ir.cboe.com/annual-proxy.cfm**

▼ FOLD AND DETACH HERE ▼

PROXY
CBOE HOLDINGS, INC.
2012 Meeting of Stockholders — June 14, 2012
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints William J. Brodsky and Joanne Moffic-Silver, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of CBOE Holdings, Inc. Common Stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2012 Meeting of Stockholders of the company to be held on June 14, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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